EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171
For Further Information:

Brendan Geraghty
Edelman
(312) 297-7411
Email: Brendan.Geraghty@edelman.com

FOR IMMEDIATE RELEASE
NOVEMBER 5, 2018
A. M. CASTLE & CO. PROMOTES MAREC EDGAR TO PRESIDENT
Chairman & CEO Steve Scheinkman to Continue in These Roles
OAK BROOK, IL, November 05, 2018 - A. M. Castle & Co. (OTCQB: CTAM) (“Castle”), a global distributor of specialty metal and supply chain solutions, today announced that it has promoted Marec Edgar to the post of President. Chairman and Chief Executive Officer Steve Scheinkman, previously also Castle’s president, will continue in these roles, concentrating on the Company’s strategic growth initiatives.
“Marec has made invaluable contributions as A. M. Castle’s General Counsel and Chief Administrative Officer, and has become increasingly instrumental to the conduct of our business over the past several years.  As Marec has already assumed a direct leadership role in our day-to-day operations, I expect this to be a seamless transition, and I look forward to continuing to partner with him as we formally recognize his important new role with this transition,” Scheinkman said.
“Marec has consistently demonstrated his business acumen and leadership ability to the Board and me, giving us all a high degree of confidence in his ability to lead A. M. Castle’s day-to-day operations, including our profitability improvement and working capital initiatives. As President, he will continue to focus on creating value for our stakeholders and improving the Company’s profitability and working capital management. His appointment builds-out our senior leadership team, as I continue to focus on our Company’s long-term strategic initiatives and relationships,” Scheinkman added.
“I am humbled by and appreciative of Steve’s and the Board’s confidence. We have assembled an extraordinary group of senior leaders in this Company and I look forward to continuing to work as a team to meet our ambitious goals. Equally importantly, what I have seen from our front-line teams in the last several years has been an unbreakable commitment to our core values: Service, Quality, Ownership, Integrity & Safety, and Inclusion. We will continue to focus on these core principles as our pathway to regaining the market leadership position Castle held for so many years,” Edgar commented.
Edgar joined Castle in 2014 as Vice President and General Counsel. He was promoted to Executive Vice President, General Counsel & Chief Administrative Officer in 2015. Before joining Castle, he served in roles of increasing responsibility at Gardner Denver, Inc., ending as Assistant General Counsel and Chief Compliance Officer. He earned his undergraduate degree from MacMurray College and a Juris Doctor from the University of Illinois.

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About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 22 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTCQB® Venture Market under the ticker symbol “CTAM”.

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